ARKO CORP.

650 Fifth Avenue, Floor 10

New York, New York 10019

November 5, 2020

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Judiciary Plaza

Washington, D.C. 20549

Attention: Ms. Mara Ransom

RE:	ARKO Corp. (the “Company”)
Registration Statement on Form S-4
File No. 333-248711

Ladies and Gentlemen:

Pursuant to Rule 461(a) under the Securities Act of 1933, as amended, the Company hereby respectfully requests that the effective date of the Company’s Registration Statement on Form S-4 (File No. 333-248711) be accelerated by the Securities and Exchange Commission to 4:00 p.m. Washington D.C. time on November 6, 2020, or as soon as practicable thereafter.

We request that we be notified of such effectiveness by a telephone call to Sidney Burke of DLA Piper LLP (US) at (212) 335-4509 and that such effectiveness also be confirmed in writing.

Very truly yours,

ARKO Corp.

By:	/s/ Christopher Bradley

Name:	Christopher Bradley
Title:	Chief Financial Officer

cc: Sidney Burke,

DLA Piper LLP (US)

Stephen P. Alicanti,

DLA Piper LLP (US)

Alan I. Annex,

Greenberg Traurig, LLP

Joseph A. Herz,

Greenberg Traurig, LLP